Filed Pursuant to Rule 433

Registration No. 333-260710

**PRICING DETAILS** $1.75bln Capital One Prime Auto Receivables Trust 2022-2 (COPAR 2022-2)

Joint-Lead Bookrunners : J.P. Morgan (struc), Barclays, Citi

Co-Managers : Capital One

DE&I Coordinator : J.P. Morgan

DE&I Co-Managers : Academy, CastleOak, Siebert Williams

	TOTAL	OFFERED
CL	SZ ($MM)	SZ ($MM)	WAL	MDY/S&P	P.WIN	E.FNL	L.FNL	SPREAD	YLD%	CPN%	$PX
A-1	337.000	320.150	0.23	P-1/A-1+	1-6	02/23	08/23	I-Curve+43	2.872	2.872	100.00000
A-2A	586.800	557.460	1.09	Aaa/AAA	6-21	05/24	09/25	I-Curve+69	3.774	3.74	99.99496
A-2B	126.400	120.080	1.09	Aaa/AAA	6-21	05/24	09/25	SOFR+65			100.00000
A-3	631.800	600.210	2.53	Aaa/AAA	21-42	02/26	05/27	I-Curve+65	3.691	3.66	99.99284
A-4	160.110	152.100	3.59	Aaa/AAA	42-43	03/26	12/27	I-Curve+76	3.727	3.69	99.97176

*	A-2b benchmark is SOFR 30A

Expected Settle :	08/10/22	Registration : SEC Registered
First Pay Date :	09/15/22	ERISA Eligible : Yes
Expected Ratings :	Moody’s, S&P	Pxing Speed : 1.30% ABS to 10% Call
Ticker :	COPAR 2022-2	Min Denoms : $1k x $1k
Bill & Deliver :	J.P. Morgan
Expected Pricing :	PRICED	Available Information:
CUSIPs :	A-1 14043GAA2	* Prelim Prospectus : Attached
	A-2A 14043GAB0	* Ratings FWP : Attached
	A-2B 14043GAC8	* DealRoadshow.com : COPAR222
	A-3 14043GAD6	* IntexNet/CDI : Separate Message
A-4 14043GAE4

————————————————————————————————————————-

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.